Exhibit 99.1

Poage Bankshares, Inc. Announces Quarterly Cash Dividend

ASHLAND, Ky., Jan. 18, 2012 /PRNewswire/ — Poage Bankshares, Inc. (NASDAQ Capital: PBSK) announced on January 17, 2012 that its Board of Directors declared an initial quarterly cash dividend of $.04 per common share. The dividend will be paid on or about February 14, 2012, to stockholders of record as of the close of business on January 30, 2012. This is the first cash dividend for the Company since the completion of its initial public offering on September 12, 2011.

“We are pleased to begin paying a cash dividend to our shareholders,” said Tom Rupert, Chairman of the Board of the Company. “The payment of dividends represents our long-term commitment to enhancing shareholder value and we intend to continue paying a quarterly dividend in the future, subject to our future financial position, needs and requirements.”

Founded in 1889, Home Federal Savings and Loan Association (“Home Federal”) is a federally-chartered savings and loan association that operates six full service locations serving Boyd, Greenup and Lawrence Counties in northeastern Kentucky and Lawrence and Scioto Counties in southeastern Ohio. As a community-oriented savings and loan association, Home Federal offers a variety of deposit and loan products to individuals and small businesses. Poage Bankshares, Inc. is a Maryland corporation that was formed in 2011 to be the holding company of Home Federal in connection with the conversion of Home Federal from the mutual to the stock form of ownership. Investors may obtain additional information about Poage Bankshares, Inc. and Home Federal on the Internet at http://www.hfsl.com/, under Investor Relations.

Contact: Pam Wise

Telephone: 606-571-2551